UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 7, 2005

QUALITY DISTRIBUTION, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3802 Corporex Park Drive

Tampa, Florida 33619

(Address of principal executive offices including Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 5, 2005, the Board of Directors of Quality Distribution, Inc. (the “Company”) approved the adoption of the Quality Distribution, Inc. 2005 Compensation Bonus Plan (the “Bonus Plan”), effective as of January 1, 2005. All of the Company’s senior employees who are employed by the Company on the dates of the payouts under the Bonus Plan are eligible to participate in the Bonus Plan. Under the Bonus Plan, bonus payments are calculated using bonus criteria established by the Board each year. Eighty percent of each eligible employee’s bonus is based upon the achievement of Company EBITDA thresholds (including bonus accrual). The remaining 20% of the bonus is based upon qualitative criteria achieved by the employee as determined by the Company’s Chief Executive Officer (the “CEO”) and approved by the Compensation Committee of the Board of Directors. The bonus of the CEO is determined directly by the Compensation Committee.

A summary of the Bonus Plan attached hereto as Exhibit 99.1 and hereby incorporated by reference.

In addition, the Compensation Committee on January 5, 2005, increased the compensation paid to Directors who are neither (i) employees; or (ii) affiliated with the Company’s majority shareholder. Specifically, the annual retainer was increased to $30,000 from $24,000, and an annual grant of restricted stock with a value of $30,000 was made. The fee for each Board meeting was lowered to $1,000 from $1,500. No Director eligible to receive this compensation voted on the matter.

Item 2.06 Material Impairments.

During the fourth quarter, the Company conducted a review of its fleet requirements. As a result of such review, the Company has determined that there are a group of trailers which may be in excess of the Company’s needs and which will be classified as held for sale. The Company believes this will generate cash and is in the best interests of the Company and its shareholders. The Company expects to incur a non-cash charge for impairment under the held-for-sale model of approximately $2.5 million during the fourth quarter of 2004. As of September 30, 2004, the Company had tested for impairment under the held-and-used model and no impairment charge was deemed necessary.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description of Exhibits
99.1	Summary of terms of the Quality Distribution, Inc. 2005 Compensation Bonus Plan

2

This Current Report on Form 8-K contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and the Company’s ability to attract and retain qualified drivers. Other important factors, which arise out of the PPI irregularities and that may cause actual results to differ materially from the forward-looking statements: the outcome of state regulatory investigations relating to the insurance irregularities or any other federal or state governmental investigations against the Company; the outcome of the class action litigations initiated against the Company and certain of its officers and directors; and the reaction of the Company’s lenders, investors, drivers, affiliates and owner-operators to the insurance irregularities and restatements. Readers are urged to carefully review and consider the various disclosures made by the Company in the risk factors disclosed in the Company’s Form 10-K for the year ended December 31, 2003 as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this report.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALITY DISTRIBUTION, INC.
(Registrant)

Dated: January 7, 2005	By:	/s/ Timothy B. Page
	Name:	Timothy B. Page
	Title:	Senior Vice President and Chief Financial Officer

4

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
99.1	Summary of terms of the Quality Distribution, Inc. 2005 Compensation Bonus Plan

5